Investor and Media Contact:
Steven P. Eschbach, CFA
FuelCell Energy, Inc.
(203) 825-6000
seschbach@fce.com

FuelCell Energy Announces Planned Private Offering
Of Convertible Preferred Stock

Danbury, Conn., - November 10, 2004 -FuelCell Energy, Inc. (NasdaqNM:FCEL), announced that it intends to make a private offering of $75 million of Series B cumulative convertible perpetual preferred stock subject to market and other customary conditions. The preferred stock will be convertible into FuelCell Energy, Inc. common stock at a price to be determined. The Company intends to grant the initial purchaser of the preferred shares a 75-day option to purchase up to an additional $50 million of the preferred shares.

FuelCell Energy intends to use the net proceeds of this offering for product development, product commercialization and general corporate purposes.

This press release does not constitute an offer to sell nor the solicitation of an offer to buy any security. The preferred shares will be offered in the United States only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 and to non-U.S. persons in accordance with Regulation S under the Securities Act. The preferred stock will not be registered under the Securities Act, or any state securities law, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Generally, words such as “believe,” “expect,” “intend,” “anticipate,” “will,” “may” and similar expressions identify forward looking statements. All forward- looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.

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